Exhibit 99.1

Beam Global Announces Record Deliveries in 2021 and Record Combined Starting Backlog and Pipeline for 2022 Growth Momentum

SAN DIEGO, CA — February 1, 2022 —Beam Global, (Nasdaq: BEEM, BEEMW), the leading provider of innovative sustainable technology for electric vehicle (EV) charging, outdoor media and energy security, today announced that 2021 EV ARC™ system shipments increased 62% over the prior year and that the Company started the new year, 2022, with higher combined backlog and pipeline than in any previous year in its history. Beam experienced unprecedented growth and success on multiple fronts in 2021 and established strong momentum for 2022 as EV charging infrastructure spending from both government and corporate entities is set to increase and EVs of all types become increasingly numerous on the nation’s roadways. Ahead of earnings that will be announced later this quarter, among the company’s accomplishments in 2021:

•	62% growth in system deliveries year-over-year

•	66% growth in Q4 ‘21 system deliveries over Q3 ‘21

•	Record Q4 deliveries for an increase of 45% over the same period prior year

•	Record Q3 deliveries for an increase of 123% over the same period prior year

•	Q2 deliveries increased 109% over the same period prior year

•	20 U.S. states and Canada ordered or deployed Beam EV ARC™ solar-powered EV charging systems

•	Expanded non-government sales among business sectors including automotive, commercial real estate, construction, travel and entertainment, pharmaceuticals and education

•	Increased sales to utilities

•	Strong growth in federal sales, including a U.S. Marine Corps order for deployment at 14 bases

•	Set the world record for the longest flight in a production electric aircraft, charged exclusively by transportable, off-grid EV ARC™ systems

•	Increased EV ARC™ system energy performance by 12%

•	Streamlined production and deployment for significant gain in efficiencies

“In 2021 we demonstrated that we can dramatically increase sales and deliver on those sales,” said Beam Global CEO Desmond Wheatley. “We were able to ramp up our production levels during this year of increasing demand through process improvements, labor efficiencies and increased staffing, and we are well positioned for significant growth in 2022. We are heading into 2022 in a better position than in any previous year and at a time when we expect to see spending and urgency increasing dramatically in the industry. Commitments of $7.5B from the Federal government and over $6B from California for EV-related spending are coming at a time when new EV models like Ford’s F150 and GM’s 1000HP Hummer will create consumer demand which I believe will eclipse even the most ambitious government plans. We have spent the last ten years creating products that can deliver EV charging infrastructure faster, and more scalably and robustly than any other option we or our customers have seen in the market. The time for rapidly deployed EV charging, which continues to operate during blackouts and can handle the increasing energy demand of governments and consumers, is now. Beam Global has first mover advantage and a proven track record. It’s a great time to be with the Beam Team.”

1

Major Contract Wins

Beginning with an upgrade in its EV ARC™ sustainable EV charging system in February 2021, which increased energy output by 12% at no increase in unit cost, Beam Global’s cleantech innovations have captured the attention of purchasers at local, state, federal and corporate levels.

In May, Beam Global announced its largest single sales order to date of 52 EV ARC™ systems by the State of California’s Department of General Services with funding from the Office of Emergency Services. California joins Arizona, Alabama, Delaware, District of Columbia, Florida, Georgia, Hawaii, Kansas, New Mexico, New York, Ontario Canada, Oregon, Pennsylvania, South Carolina, Tennessee, Virginia, Washington, West Virginia and Wisconsin who either ordered or deployed EV ARC™ systems in 2021.

At the federal level, Beam Global announced the sale of 21 EV ARC™ systems to the U.S. Marine Corps for deployment at 14 bases in the continental U.S. and Hawaii. These and other orders from federal agencies are made possible through Beam Global’s recently awarded GSA contract.

Operations Expansion

Over the course of the year, several operational improvements were implemented to streamline production and deployment. In the Beam factory, six new final assembly workstations were installed to improve throughput and efficiency in the assembly of EV ARC™ systems. When fully staffed, one EV ARC™ can be completed per shift in each of the six workstations. The company is currently growing its team as we increase output. Two new specialized deployment vehicles were brought online which reduce our reliance on 3rd party transportation companies and increase our deployment velocity. Personnel trainings expanded in-house skillsets, and staffing expanded by 45%. Our increased output capability resulted in the record fourth quarter unit delivery, and we believe positions Beam for continued unit output growth in 2022.

World Record Set

In July, Beam Global set the world record for the longest flight in a production electric aircraft powered only by locally generated and stored sunshine. The multi-leg flight demonstrated that Beam products can support yet another transportation sector with the electrification of aviation in highly regulated airports without construction, electrical work or disruption of the onsite electrical infrastructure which often is insufficient to support the charging of aircraft.

Russell 2000 Index Debut

Beam Global’s rapid growth and market acceptance was further validated by its debut in the Russell 2000 Index in Q2 of 2021. The index is a prominent measurement of the performance of the small-cap segment of the U.S. equity universe.

“Beam Global is recognized as the leader in off-grid, renewable energy solutions for EV charging,” said Wheatley. “As the world transitions to electric vehicles and more and more reliable and clean electricity is required to power this transition, Beam Global will continue to lead in the supply of environmentally-sound, strategically important charging infrastructure across the U.S. and around the world. I believe that 2022 will be by far our best year ever but I equally believe that it will pale in comparison when viewed from 2023. That’s a trend I expect to continue for many years to come.”

2

About Beam Global

Beam Global is a CleanTech leader that produces innovative, sustainable technology for electric vehicle (EV) charging, outdoor media, and energy security, without the construction, disruption, risks and costs of grid-tied solutions. Products include the patented EV ARC™ and Solar Tree® lines with BeamTrak™ patented solar tracking, and ARC Technology™ energy storage, along with EV charging, outdoor media and disaster preparedness packages.

The company develops, patents, designs, engineers and manufactures unique and advanced renewably energized products that save customers time and money, help the environment, empower communities and keep people moving. Based in San Diego, the company produces Made in America products. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW (formerly Envision Solar, EVSI, EVSIW). For more information visit BeamForAll.com, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

# # #

Media Contact:

Next PR

+1 813-526-1195

Press@BeamForAll.com

Investor Relations:

Kathy McDermott

+1 858-295-7661

IR@BeamForAll.com

3